Exhibit (p)(iv)

Advisory Research, Inc.

Code of Ethics

Adopted February 1, 2005

Revised July 1, 2024

Table of Contents

I.	Introduction	1
II.	Standards of Business Conduct	4
III.	Insider Trading	6
IV.	Personal Securities Transactions	9
V.	Gifts, Entertainment and Contributions	16
VI.	Confidentiality	19
VII.	Reporting Illegal or Unethical Behavior	20
VIII.	Duty to Comply and Update	20

i

I. Introduction

Advisory Research, Inc. (“ARI”) values the principles of honesty and integrity and expects that all Access Persons (as defined herein) conduct themselves in a professional and ethical manner. This Code of Ethics has been adopted by ARI in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940. Advisory Research claims compliance with the CFA Institute Code of Ethics and Standards of Professional Conduct. This claim has not been verified by the CFA institute.

ARI is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. ARI and all Access Persons must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict impermissibly with the interests of Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following fiduciary principles in mind:

1. Place the interests of Clients first and avoid abuses of their trust. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Access Person for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Access Person investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code;

2. Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with ARI could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code;

3. Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all preclearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While ARI encourages Access Persons and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety;

4. Keep information confidential. Information concerning Client transactions or holdings can be material non-public information and Access Persons may not use knowledge of any such information to profit from the market effect of those transactions;

5. Comply with the Federal Securities Laws and all other laws and regulations applicable to ARI’s business. Make it your business to know what is required of ARI as an investment adviser, and you as an Access Person of ARI, and integrate compliance into the performance of all duties.

6. Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to your manager, the Compliance Department or the Executive Chairman.

No code of ethics can anticipate every situation. Even if no specific Code provision applies, please abide by the general principles of the Code outlined above and in a manner that is designed to avoid any actual or potential conflicts of interest.

Further, the general principles discussed above govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Finally, failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment.

Nothing in this Code prohibits a Supervised Person from reporting possible securities law violations or any other disclosure that is protected by “whistleblower” laws or regulations to any governmental agency or entity, including, but not limited to, the US Department of Justice and the SEC. Please reference Advisory Research Compliance Manual for the Whistleblower Policy. It is required, however, that the employee and the legal or regulatory authority comply with all laws relating to protection of confidential information, including but not limited to protection of client information such as personally identifiable information.

Terms and Definitions

Access Person	All employees of ARI, including any director, officer, or general partner of the Firm--and any independent contractor who has access to non-public information regarding clients’ purchase or sale of securities, are involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.
Beneficial Interest	The opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit or share in any profit derived from a securities transaction in the subject securities. An Access Person is deemed to have a Beneficial Interest in securities owned by members of his or her Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and Controlling interests in corporations or any account in which the Access Person has investment discretion. Any uncertainty as to whether an Access Person has a Beneficial Interest in a security should be brought to the attention of the Compliance Department.
Client Account	Any portfolio or client account—including pooled investment vehicles--advised or sub-advised by ARI.
Compliance Platform	The ComplySci application.
Control	Control has the same meaning as in section 2(a)(9) of the Investment Company Act of 1940. Control generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an office position with such a company.

Federal Securities Law

The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Immediate Family	A child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.
Initial Public Offering (“IPO”)	An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
Limited Offering	An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of this chapter. See Private Placement definition below.
Managed Account	An investment account over which bona fide legal investment discretion has been granted to an investment manager. The Access Person does not have direct or indirect influence over the Control of the account. To qualify as Managed Account, the Access Person must provide an Advisory-Research-prescribed letter indicating an Access Person’s grant of investment discretion in such an account to a third-party, signed by the Access Person, the Access Person’s financial advisor, and approved by the CCO. Note, these accounts must still receive preclearance for investments in IPOs and Limited Offerings.
Private Placement	An offering and investment in any non-publicly traded security. See “Limited Offering” definition above.
Reportable Account	An account in which an Access Person has a Beneficial Interest and which is capable of holding Reportable Securities.
Reportable Security	Any option, stock or option thereon, instrument, bond, debenture, pre-organization certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by any Fund; provided, however, that the following shall not be considered a Reportable Security: securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end investment companies (other than ETFs, which should be considered “Reportable Securities”) that are not advised or sub-advised by ARI.

II. Standards of Business Conduct

Compliance with Laws and Regulations.

Access Persons are required to comply with applicable Federal Securities Laws. In accordance with this requirement, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client Account:

1)	To defraud the client in any manner;

2)	To mislead the client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the client;

4)	To engage in any manipulative practice with respect to the client;

5)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

6)	To engage in any manipulative practice with respect to securities, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices.

In addition, Regulation S-P (privacy requirements), anti-money laundering requirements and other laws and regulations imposed on mutual funds and U.S. registered investment advisers are applicable to Access Persons.

Conflicts of Interest.

As a fiduciary, ARI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, ARI encourages Access Persons to try to avoid situations that have even the appearance of conflict or impropriety.

A. Conflicts among Client Interests.

Conflicts of interest may arise where ARI or Access Persons have reason to favor the interests of one client over another client (e.g., Client Accounts in which Access Persons have made material personal investments or Client Accounts of Immediate Family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

B. Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered securities transactions for Client Accounts to profit personally, directly or indirectly, as a result of such securities transactions, including by purchasing or selling such securities.

C. Other Potential Conflicts Provisions.

1)	Disclosure of Personal Interest – The Code prohibits Access Persons from recommending, implementing or considering any securities transaction for a client without having disclosed any material Beneficial Interest, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer (“CCO”) or another designated senior officer. If such designated person deems the disclosed interest to present a material conflict, the Access Person may not participate in any decision-making process regarding the securities of that issuer.

a.	Note: This provision would apply in addition to ARI’s quarterly and annual personal securities reporting requirements.

b.	Research Analysts. If a research analyst has a material interest in an issuer, ARI may assign a different analyst to cover the issuer.

2)	Referrals/Brokerage – Access Persons are to act in the best interests of ARI’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s compliance policies and procedures regarding brokerage prohibitions (including allocation, best execution, and soft dollars) regarding use of brokerage commissions to finance mutual fund distribution and directed brokerage.

3)	Vendors and Suppliers – Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding ARI’s business with those companies.

4)	No Transactions with Clients – Access Persons are not permitted to knowingly sell to or purchase from a client any security, except securities issued by the client provided that such securities are purchased in compliance with the Code.

III. Insider Trading

Law & Policy

While there is no precise definition of insider trading in federal securities laws, the term is generally understood to mean the trading of securities and other investment instruments of whatever kind or nature while in possession of material non-public information (i.e., information that would be important to reasonable investors in making a decision to buy, sell or hold a security or other investment instrument that is not available to the general public). Obviously, this description does not catalog the many different types of information that can be construed as material and non-public. Rather than attempting to make such determinations on their own, personnel who suspect that they are in receipt of inside information should immediately seek the advice of the CCO. Concerns about the misuse of material non-public information by ARI or Access Persons may arise primarily in two ways:

First, ARI may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which Access Persons might be investing for their own accounts.

Second, ARI as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of ARI that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only on a need to know basis within ARI and to those who have a need for it in connection with their assigned responsibilities with ARI.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information that would be important to an investor for making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a security.

What is Non-public Information? Information is non-public until it has been “effectively communicated to the marketplace”. One must be able to point to some fact to show that the information is generally public.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and/or fines for the employer or other controlling person of any person committing the violation.

Procedures

Identification and Prevention of Material, Non-public Information. If an Access Person believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

1.	Report the matter to the CCO or designee, who will determine if the security should be added to the Restricted List (as defined in the sub-section immediately below).

2.	General Prohibitions. All Access Persons of ARI are prohibited from, directly or indirectly, buying, selling or otherwise trading on Material, Non-Public Information for their personal accounts or on behalf of any client of the Adviser, including any pooled investment vehicles.

3.	Recommendations. No Access Person may recommend the purchase or sale of any securities of the restricted issuer to any person while in possession of material, non-public Information. The Access Person should refrain from communicating the information inside or outside ARI other than to the CCO or his/her designee.

Restricted List. A “Restricted List” shall be developed and maintained by Compliance to monitor personal trading by Access Persons and trading on behalf of clients. This list shall identify the security restricted, the date initially restricted and the duration of the restriction. The Restricted List shall prohibit Access Persons and proprietary accounts from trading in the securities of the listed issuers, and furthermore shall prohibit Access Persons from soliciting or recommending trades in such securities. New cash inflows and liquidations will be allowed to trade in securities on the Restricted List as long as they occur according to a model. The model will be locked down with respect to the restricted issuer once the issuer is placed on the Restricted List to ensure that the model will be developed independent of material non-public Information. Securities may appear on a Restricted List for a variety of reasons, including the following: (a) ARI has material non-public Information about the issuer, or (b) ARI has entered into a relationship likely to lead to an Access Person receipt of material non-public Information about the issuer. The Restricted List shall be kept confidential (i.e., inside an Information Wall, as defined below) in order to avoid tipping off other Access Persons of ARI about the potential existence of material non-public Information.

Information Wall. Access Persons of ARI who receive material, non-public Information shall take all steps reasonably required in order to prevent or restrict the flow of such material, non-public information between different areas of ARI. Access Persons on opposite sides of any “Information Wall,” as determined by the CCO, shall be required to exercise particular care in ensuring that material, non-public Information is not shared with Access Persons of ARI on the opposite side of the Information Wall. This Information Wall will be maintained in order to allow different areas of the firm to operate independently thereby not compromising the ability of Access Persons of ARI without access to material, non-public Information to trade because other Access Persons of ARI may have access to material, non-public Information.

Securities Activities. No Access Person may disclose to any other person the securities activities engaged in or contemplated by any of ARI’s clients unless and only to the extent they are required to do so in connection with the performance of their assigned responsibilities with ARI.

Restrictions on Disclosure.

General. No Access Person shall disclose to any other person the securities activities engaged in or contemplated for any advisory accounts (including pooled investment vehicles), unless and only to the extent they are required to do so in connection with the performance of their assigned responsibilities with ARI.

Media Inquiries. Special care must be taken to observe this disclosure restriction when responding to inquiries from the media, such as representatives of industry trade publications. If an Access Person receives an inquiry from an actual or potential client, a financial reporter, an investment analyst, or another member of the financial community, he or she should work with Compliance before responding.

Intra-Company Disclosure. Even within ARI, disclosure of and access to Material, Non-Public Information must be strictly limited to those who have a need to know the information in order to perform their assigned responsibilities.

Expert Networks. From time to time, ARI may utilize services which provide ARI’s investment team access to a network of industry experts (commonly referred to as “Expert Networks”). In such cases:

1.	Arrangements with Expert Networks will be pursuant to a written contract that includes a provision prohibiting the sharing by an expert of material non-public information with any ARI Access Person;

2.	ARI Access Persons are further limited to using experts when the following criteria are met:

a.	In order to be considered in an ARI expert search and prior to each consultation, experts are required to certify that he or she will not share material non-public information with any ARI Access Person; and

b.	ARI Access Persons will not engage in a consultation with an expert regarding a publicly traded company if such expert has been employed by that publicly traded company within less than 6 months of ARI’s request for a consultation; and

c.	ARI Access Persons participating in expert network consultations shall document the consultation.

3.	ARI Access Persons are required to notify the CCO if a new Expert Network arrangement is contemplated.

Detecting Insider Trading. To detect insider trading, the CCO will regularly review the trading activity of Client accounts, Access Person accounts and other ARI accounts. Specifically, (i) the firm’s trading activity is reviewed to determine whether or not any trades in securities on the Restricted List occurred, (ii) Access Person trades are reviewed on a quarterly basis in conjunction with the quarterly review of Access Person transactions, and (iii) Compliance and senior investment team personnel shall periodically review Expert Network consultations and research meeting documentation. Compliance will review this documentation in conjunction with client and employee trade activity in an effort to identify possible patterns. The CCO shall consult with ARI’s senior management and may consult with legal counsel as appropriate regarding any results that may warrant additional action. It is also the responsibility of each Access Person to notify the CCO of any potential insider trading issues.

IV. Personal Securities Transactions

Restrictions on Access Person Trading

The investment business depends on investor confidence in the fairness and integrity of the markets. Insider trading poses a serious threat to that confidence. Therefore, below is a list of specific trading activities that are prohibited:

●	Short-Term Trading. Short-term trading in securities of issuers in which an Access Person is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law.

●	Front Running. Trading on anticipated orders or prospective investment strategies of ARI or its affiliates or investors (“front running”) is prohibited.

●	Excessive Trading of Advisory Research Managed Funds. Excessive trading of any Advisory Research managed funds to take advantage of short-term market movements is prohibited. Excessive trading activity, such as a frequent pattern of exchanges, could result in harm to shareholders or clients.

Custodian Requirements.

For ease of administration and monitoring, Access Person Accounts holding Reportable Securities shall be maintained at any broker which has a broker feed to the Compliance Platform such as Charles Schwab & Co., Inc., Pershing, LLC, E *Trade, Fidelity Investments, Morgan Stanley, RBC Wealth Management, TD Ameritrade, UBS Financial Services and Wells Fargo or upon good cause, shown, such other broker/dealer permitted by the CCO.

Due to the inefficiency of obtaining and reviewing hard copy confimations and statements, ARI generally does not approve Access Person requests to maintain Reportable Accounts outside of a third-party brokerage firm with a direct feed. If you believe you have an extenuating circumstance and wish to request an exception you must e-mail the CCO and obtain written approval from him/her. Exceptions are only granted in limited circumstances.

Duplicate Statements.

If your Reportable Accounts holding Reportable Securities are not held at a third-party brokerage firm with a direct feed you must upload statements to the Compliance Platform on a quarterly basis. Any brokerage statements for Reportable Accounts of the CCO or his or her family members will be reviewed by someone other than the CCO.

Reporting of Personal Securities Transactions.

Initial/Annual Holdings Report. Every Access Person must complete and submit through the Compliance Platform, an Initial/Annual Holdings Report no later than 10 calendar days after becoming an Access Person, and annually therafter no later than January 30 of the following year. Each Access Person is required to report all of their Reportable Accounts and any corresponding holdings in Reportable Securities. For each Reportable Security, the Compliance Platform requires you to provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and principal amount (dollar value) and date submitted. For each Reportable Account, when setting up the broker on the Compliance Platform you must provide information about the broker, dealer, or bank through which the account is held and the type of account. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

Quarterly Personal Securities Transactions Reporting Requirements. Every Access Person must complete and submit a Quarterly Personal Securities Transactions and Brokerage Account Report to the Compliance Department through the Compliance Platform within 30 days after the end of the quarter. The report must include information about any transactions in Reportable Securities (In Reportable Accounts) which were made during the specified calendar quarter. For each such transaction, the Access Person must provide, as applicable, the security name and type, the ticker symbol or CUSIP, the interest rate (coupon) and maturity date, the number of shares, the principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction and date submitted. This is applicable for all Reportable Securities, regardless of whether preclearance approval was required.

Any reports of Initial/Annual Holdings and quarterly personal securities transaction reports that are not submitted by the date they are due are considered late and reported as violations of the Code of Ethics.

Preclearance. Before a Reportable Security is bought or sold for a Reportable Account--including any direct or indirect interest in any security of an IPO or Private Placement (Limited Offering)--an Access Person must first obtain preclearance of the transaction. Any approval is valid for the same day of the request. Preclearance requests should be submitted through the Compliance Platform to the CCO, or other designated person as the CCO may from time to time appoint. Any preclearance requests of the CCO or his or her family members should be submitted to the Chief Executive Officer. Records will be maintained in the Compliance Platform. Trades placed by ARI’s trading desk for an Access Person account are not exempt from preclearance requirements. But--as further described elsewhere in this Code--trades in the following, which are deemed to present little opportunity for improper trading, do not require preclearance:

●	Direct obligations of the Government of the United States;

●	Money market instruments or money market fund shares;

●	Shares of other types of open-end mutual funds not managed or sub-advised by ARI;

●	Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds; or

●	Trades in securities that are effected pursuant to an “Automatic Investment Plan”, where that term means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan;

The following securities are also exempt from preclearance requirements (but not from Holdings or Transaction reporting requirements): (i) securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed; (ii) the acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (iii) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired; (iv) repurchase agreements; (v) open and closed end mutual funds unless ARI serves as adviser or sub-adviser, ETFs or options on ETFs or ETNs or options on ETNs; (vi) managed accounts (Note: These accounts must still receive preclearance for investments in IPOs and Limited Offerings.)

Holding Period. For accounts other than Managed Accounts, you must hold a position in a Reportable Security, other than ETFs or ETNs or options on ETFs or ETNs, for 30 calendar days from your most recent purchase of that security before realizing any profit. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in-first out basis. This rule is based upon your overall holdings, not at an account level.

You may be required to surrender any gains realized through a violation of this rule. You may close a position at a loss at any time, provided preclearance has been obtained or an exemption applies.

Preclearance Requests. Preclearance requests will be denied if:

●	the security is on ARI’s Restricted List;

●	the investment opportunity should be reserved for a client;

●	the opportunity is being offered to an individual by virtue of his/her position with respect to ARI’s relationship with a client;

●	There is a pending buy or sale order outstanding for the security;

●	the security has been bought or sold on that day or in the previous 7 days or is under consideration for purchase or sale in a client account within the next seven (7) days; this does not include securities bought or sold for cash deposits or redemptions;

●	Inside information has been obtained regarding the issuer;

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the CCO or his or her designee for compliance with the policies and procedures in this Code of Ethics within a reasonable time period after the end of the quarter/year to which they apply. This review will include, but not be limited to: 1) an assessment of whether the Access Person followed the required procedures, 2) an assessment of whether the Access Person has traded in the same securities as the Firm’s clients and if so, determining whether the client terms for the transactions were more favorable, 3) an assessment of any trading patterns that may indicate abuse, including market timing, and 4) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

Confidentiality. The CCO is responsible for maintaining records in a manner to safeguard their confidentiality. Each Access Person’s records will be accessible only to the Access Person, the CCO, and appropriate personnel. Records will be maintained in personal trading files for no less than five years.

Code of Ethics Preclearance and Reporting Table:

Security Type	Pre-Clearance Required?	Subject to Pre- Trade Screening?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?
Equity securities and option contracts on these securities	Yes	Yes	Yes	Yes
Fixed Income	Yes	Yes	Yes	Yes
Closed-End Mutual Funds	No	No	Yes	Yes
Non-Affiliated Open-End Mutual Funds	No	No	No	No
Affiliated Open-End Mutual Funds	Yes*	No	Yes	Yes
Commodities including commodity futures	No	No	No	No
Exchange Traded Funds and Exchange Trade Notes	No	No	Yes	Yes
Index Funds	No	No	Yes	Yes
Index Futures	No	No	Yes	Yes
Initial Public Offering (“IPO”)	Yes	Yes	Yes	Yes
Private Placements of Limited Offerings	Yes	Yes	Yes	Yes

Direct obligations of the U.S. Government (i.e. Treasury Bonds)	No	No	No	No
Money Market Funds, bankers’ acceptances, bank CDs, commercial paper, repurchase agreements and other high quality short-term debt instruments	No	No	No	No
Indirect investments in Cryptocurrencies including Initial Coin Offerings (ICOs)**	Yes	Yes	Yes	Yes
Direct investments in Cryptocurrencies	No	No	No	No
Advisory Research 401K Plan if Plan invested in non-ARI affiliated open-ended mutual funds*	No	No	No	No
HSA Individual Selection	Yes	Yes	Yes	Yes
Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities (corporate actions)	No	No	Yes	Yes
Acquisitions through gifts or bequests	No	No	Yes	Yes
Trades in REITS and variable insurance products.	No	No	Yes	Yes
529 Plans if Plan invested in non-ARI affiliated mutual funds	No	No	No	No
Managed Accounts	No***	No***	No – if managed by Advisory Research Yes – if managed outside of Advisory Research	Yes

*	Trades in any Advisory Research Advised or Sub-Advised Funds do not require preclearance in the non-Self-Directed ARI 401K. The Advisory Research Self-Directed 401K Plan is subject to preclearance, pre-trade screening and is reportable on quarterly transactions and initial/annual holdings reports.
**	Cryptocurrency-related entities deriving a substantial amount of revenue therefrom, or private investments, ETFs and investment trusts investing directly and primarily in cryptocurrencies.
***	These accounts must still receive preclearance for investments in IPOs and Limited Offerings.

Sanction Guidelines for Violations of Code of Ethics. Access Persons are responsible for complying with the restrictions set forth in this Code. Recurring violations of the Code may result in additional corrective measures beyond those normally taken by the CCO. Violations of the same type will be aggregated over an 18-month basis. The table below associates specific penalties with certain Code violations. However, extenuating circumstances may result in modifications to the indicated penalties. The CCO reserves the right to make these determinations at his/her discretion. All violations and related actions will be reported to the Access Person’s direct supervisor and the Executive Chairman.

Code Violation	Penalty
Insider Trading	Termination upon review of facts and circumstances
Failure to preclear personal security transactions.

1st violation – violation letter

2nd violation - $250 fine donated to charity

3rd violation - $500 fine donated to charity

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to adhere to personal security transaction blackout period limitations, or other temporary blackout periods established by management.

To the extent that the price per share received by a client account is less favorable that the price per share received by the Access Person, a donation for that price difference will be paid to charity. Note this does not apply to deposits/redemptions made by clients that are unknown at time of approval.

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to accurately complete quarterly transaction reporting by the required due date.

1st violation – violation letter

2nd violation - $250 fine donated to the charity

3rd violation - $500 fine donated to the charity

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to accurately complete Initial and/or Annual Holdings Report by the required due date.

1st violation – violation letter

2nd violation - $250 fine donated to the charity

3rd violation - $500 fine donated to the charity

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to complete annual certification of Code of Ethics by the required due date.

1st violation – violation letter

2nd violation - $250 fine donated to the charity

3rd violation - $500 fine donated to the charity

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Record Keeping Requirements. The CCO or designee, will be responsible for maintaining the following records pertaining to the Code at ARI’s principal place of business in the manner set out below:

(a)	A copy of each Code of Ethics for ARI that is in effect, or at any time within the past five years was in effect must be maintained in an easily accessible place;

(b)	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs:

(c)	A copy of all reports made by an Access Person as required by the Code of Ethics including any information provided in lieu of the required reports must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place:

(d)	A record of all persons, currently or within the past five years, who are or were required to make reports under the Code of Ethics, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

(e)	A copy of each report required by the Code of Ethics must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place, and

(f)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons via IPOs and Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.

V. Gifts, Entertainment and Contributions

Law & Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with ARI could call into question the independence of its judgment as a fiduciary of its Clients. The purpose of gifts and business entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with or create the appearance of a conflict of interest with clients, vendors or others. Accordingly, it is the policy of ARI to permit such conduct only in accordance with the limitations stated herein. (See also ARI’s Compliance Manual, “Employee Conflicts” – “Gifts, Gratuities and Entertainment”.)

No gift or entertainment should be offered, given, provided or accepted by any employee, family member of an employee or agent unless the gift or entertainment:

●	Is not a cash gift

●	Is consistent with customary business practices

●	Is not excessive in value or frequently bestowed

●	Cannot be construed as a bribe or payoff

●	Does not violate any laws or regulations

Before giving or accepting a gift, or engaging in business entertainment, employees must be personally satisfied that the gift or entertainment is not intended to influence your judgment or the performance of your duties; and does not create a conflict of interest with Clients or vendors. If you have questions about the appropriateness of any gifts or proposed gifts, or entertainment, you should contact your manager or the Compliance Department.

Accepting Gifts and Entertainment. On occasion, because of an employee’s position with ARI, an employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with ARI. Extraordinary or extravagant gifts and entertainment are not permissible and must be declined, returned or paid for, absent approval by the CCO. The following gifts and entertainment may be accepted subject to the caveat and considerations below.

●	Gifts of a nominal value (i.e., gifts whose reasonable value is not more than $100) per person per year,

●	Promotional items with a value that does not exceed $100 per person per year, and

●	Entertainment which includes customary business lunches, dinners, entertainment at which both the employee and the giver are present (e.g., sporting or cultural events) whose reasonable value is not more than $250 per person per year.

Giving Gifts and Providing Entertainment. Extraordinary or extravagant gifts and entertainment may also not be given or provided, absent approval by the CCO. The following gifts and entertainment may be given or provided subject to the caveat and considerations below:

●	Gifts of a nominal value (i.e., gifts whose reasonable value is not more than $100) per person per year,

●	Promotional items with a value that does not exceed $100, and

●	Entertainment which includes customary business lunches, dinners, entertainment at which both the employee and the recipient are present (e.g., sporting or cultural events) whose reasonable value is not more than $250 per person per year.

Caveat. ARI’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, employees should consult the CCO.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore is unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions.

Mutual Fund Considerations. Section 17(e) of the 1940 Act limits the nature and extent of compensation received by affiliated persons of mutual funds in connection with the purchase or sale of securities on behalf of such mutual funds. As a result, the receipt of gifts and entertainment from a broker by employees of advisers to mutual funds, if extremely lavish or extensive, could be viewed by the SEC as “compensation” in exchange for directing a mutual fund’s brokerage business to that brokerage firm. Accordingly, it is the policy of ARI to only permit the receipt and offering of gifts and entertainment in accordance with the limitations stated in this Code.

Government Officials Considerations. ARI requires all of its employees to comply strictly with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign (non-U.S.) anti-bribery laws regarding foreign officials in each jurisdiction in which we do business. Generally, these laws and regulations prohibit offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or their family members in order to obtain or retain business, to unduly influence an official action, or to gain an unfair advantage. These payments are illegal and expose ARI and individuals personally to severe criminal, civil and regulatory penalties. “Anything of value” includes direct or indirect promises, payments, and offers of money or gifts to foreign officials whether in the form of profit, fee, charitable or political contribution, or in any other form. Paying for a foreign official’s travel expenses, meals and entertainment may also violate anti-bribery laws. Anti-bribery laws and regulations apply to all dealings that ARI officers, employees, consultants, contractors, intermediaries, agents, and any other third-party representatives of the company have with foreign officials. The term “foreign official” includes any employee of a government or state-owned or state-controlled entity (even if the person or entity is performing what might be considered commercial functions) and may include political party officials. Please seek guidance from the Compliance Department before any payment or gift is made to a government official in order to ensure compliance. In addition to its anti-bribery provisions, the FCPA prescribes extensive books, records and audit requirements.

Labor Union Considerations. In November 2005, the Department of Labor (DOL) issued guidance for employers concerning LM-10 reporting and disclosure obligations under the Labor-Management Reporting and Disclosure Act (LMRDA), 29 U.S.C. §§ 401 et seq. For purposes of this policy, union representatives and/or officials will include any officer, agent, shop steward, employee or other union or union-appointed representative of a trust, such as a pension or other benefit plan. Union members are not considered representatives or officials unless they also act in one of the aforementioned or a similar capacity. LM-10 reporting obligations apply to virtually every private sector business or organization that has one or more employees, provided that the employer in any year engages in reportable conduct. All employers – including broker-dealers, investment advisers, pension consultants, investment banks, insurance companies, third-party administrators, record-keepers and other service providers to Taft-Hartley trusts and unions – are covered by the LMRDA and may have an LM-10 reporting obligation. The DOL indicates that the following financial transactions may be reportable:

●	Business development and customer relations expenditures (including meals, entertainment, travel and lodging).

●	Business development and client relations expenditures made by an employer acting in the capacity of a financial service provider to a union or union official.

●	Payments by broker-dealers, investment advisers, investment companies and investment banks to union officials and union-appointed trustees of a pension or welfare fund.

●	Payments to union officers for serving as members of corporate board of directors.

Procedures

Approval of Gifts and Entertainment. Any gift given or received over $100 per person per year must be preapproved by the CCO. Any entertainment given or received over $250 per person per year must be preapproved by the CCO. Please submit the request for preclearance through the Compliance Platform. Notwithstanding Advisory Research’s general policy permitting gifts and entertainment within certain limitations, due to considerations involving ERISA plans, mutual fund, government official and unions, any gift or entertainment involving these entities must be submitted through the Compliance Platform for preclearance to ascertain limitations and potential reporting obligations.

Reporting Gifts and Entertainment.

Subject to certain exceptions described above, preclearance is not required for gifts $100 or less and entertainment $250 or less per person per year. Reporting is required when an employee gives or receives gifts or entertainment to/from the same person or entity in a calendar year that in total exceed $100 for gifts and $250 for entertainment. To satisfy this reporting requirement, the employee must either report the details for the full year through the Compliance Platform or submit all expenses through ARI’s accounting department. This reporting does not exempt required preapprovals from the CCO on such gift or entertainment.

Questions. If there is any question about the appropriateness of any particular gift or entertainment, employees must consult the CCO.

Reviewing Gifts and Entertainment. Compliance personnel will maintain a log of reported gifts and entertainment, seek confirmation from employees periodically as to the accuracy of information reported during the period, and review the log periodically with the Executive Chairman. Compliance personnel will work with Accounting to review the accuracy of the log.

VI. Confidentiality

Law & Policy

For the purpose of this policy, “ARI” includes its affiliates (if any), the collective investment vehicles operated by such entities, and their successor entities. In the course of their affiliation with Advisory Research, Inc., ARI’s personnel (which include, but are not limited to, principals and officers of ARI, those employed or otherwise retained by ARI and those providing services to ARI) may learn confidential information concerning ARI, its investments, its investment strategies, its investors and various other matters.

“Confidential Information” generally means all information not publicly available (through the media or public records), regardless of whether such information was produced or obtained by ARI prior to, on or after the date hereof, and includes, but is not limited to, inside information, as described in the Insider Trading Policy, the composition of ARI’s securities portfolios, prospective investments, long and short term investment strategies (generally and with respect to specific investments), investor lists and information regarding investors, and certain records, procedures, software and other proprietary information.

It is crucial that all personnel realize that the proper treatment of Confidential Information is a key aspect of preserving the integrity of ARI. Accordingly, ARI personnel shall not at any time while employed or otherwise retained or providing services to ARI or for a period of one year following termination of their employment or other relationship: (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of ARI or (ii) use or appropriate for their own use or the use of any other person, directly or indirectly, any Confidential Information for their personal benefit or the benefit of any other person.

As used herein, the word “person” shall include, but not be limited to, individuals, corporations, partnerships, limited liability companies, limited liability partnerships, trusts, foundations or any other group, association or organization. Furthermore, given the importance of confidentiality to ARI’s business, all personnel are prohibited from discussing or otherwise disclosing matters relating to ARI with anyone not affiliated with ARI unless expressly authorized by the Executive Chairman. All personnel should understand that any breach of the confidentiality requirements contained in this Policy Statement may result in disciplinary action, including immediate termination, and may constitute a violation of Federal securities laws.

Law & Policy

Employees have written employment agreements with ARI which contain confidentiality provisions, which shall govern the employee’s use of confidential information (as defined in such agreements). ARI will maintain copies of such employment agreements.

For the avoidance of doubt, nothing in this Code precludes you from reporting to the government, a regulator, or a self-regulatory agency conduct that you believe to be in violation of the law, or responding truthfully to questions or requests from the government, a regulator, a self-regulatory agency, or in a court of law.

VII. Reporting Illegal or Unethical Behavior

You are required to report observed illegal or unethical behavior to your manager, the CCO, or the Executive Chairman.

If at any time you find yourself in a situation you believe is or may be a violation of a law, regulation or company policy (including this Code), you are required to report the violation or what you suspect may be a violation. If you become aware that someone may be contemplating an action that would be a violation, you are required to take steps to report it. Failure to report a violation is itself a violation of this Code.

Non-Retaliation Policy

ARI policy prohibits retaliation for reports of misconduct by others made in good faith by employees. Retaliation against an employee who in good faith reports a violation or suspected violation is illegal and will result in disciplinary action (up to and including termination of employment) for anyone who takes retaliatory measures of any kind. In addition, retaliatory measures are subject to civil or criminal penalties under applicable laws and regulations, including state and federal laws.

VIII. Duty to Comply and Update

All ARI personnel must acknowledge receipt and acceptance of this Code of Ethics through the Compliance Platform. In addition, at such times as the CCO may determine, but no less frequently than annually, all ARI personnel shall execute updated Compliance Certificates upon request through the Compliance Platform.